Exhibit 10.33

MedImmune, Inc.

Summary of Non-Employee Director Compensation

Each non-employee director of MedImmune, Inc. receives the following:

1.  Annual Retainer / Compensation

Cash. Each director receives an annual cash retainer of $15,000.  Each committee chair receives an annual cash retainer of $2,500.

Stock. Each director participates in the 2003 Non-Employee Directors Stock Option Plan, pursuant to which options for 30,000 shares are granted to each director upon commencement of service on the Board and options for 30,000 shares are granted to each director on June 30 of each year of continued service on the Board.

2.  Meeting Fees

Each director receives $2,500 per meeting for attending Board meetings and $1,000 per meeting for attending meetings of Board committees of which the director is a member.

3.  Expenses

Each director is reimbursed for his or her reasonable expenses of attending Board and committee meetings.